CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated March 10, 2006, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-42431 and 811-6395) of Dreyfus New York Municipal Cash Management.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP
New York, New York May 24, 2006